XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280

Press Release

IMMEDIATE

Contact:	David Radulski	Roger R. Scotton
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7165

XL CAPITAL LTD ANNOUNCES (I) PLANS TO ISSUE ORDINARY SHARES

AND EQUITY SECURITY UNITS;

(II) ESTIMATED LOSSES FROM HURRICANE WILMA; (III) THAT IT

REAFFIRMS LOSS ESTIMATES FOR HURRICANES

KATRINA AND RITA

XL Capital Ltd also announces management’s intention to recommend reduction in ordinary share dividends to its Board of Directors

HAMILTON, Bermuda (December 1, 2005) - XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) announced today that it currently plans to sell approximately $2.15 billion in ordinary shares (the “Ordinary Shares”) (plus any additional ordinary shares that may be issued upon exercise of the underwriters’ option to purchase additional ordinary shares) (the “Ordinary Share Offering”) pursuant to the Company’s new shelf registration statement. In addition, the Company plans to raise approximately $650 million in capital from an offering of equity security units (the “Equity Security Units”) consisting of (i) forward purchase contracts to purchase, and XL to issue, its ordinary shares and (ii) debt securities (the “Equity Security Unit Offering” and, together with the Ordinary Share Offering, the “Offerings”) also pursuant to XL’s new shelf registration statement (plus any additional Equity Security Units that may be issued upon exercise of the underwriters’ option to purchase additional Equity Security Units).

The Company intends to use the net proceeds from the Offerings for general corporate purposes, including, without limitation, the replenishment of the capital base of certain of the Company’s subsidiaries following: its third quarter 2005 catastrophe losses, estimated losses related to Hurricane Wilma and the recent draft report issued by the independent actuary in connection with the Company’s post-closing seasoning reserve process with Winterthur Swiss Insurance Company.

The joint book-running managers for the Offerings are Goldman, Sachs & Co. and Citigroup Corporate & Investment Banking. Full details of the Offerings, including a description of the Ordinary Shares and the Equity Security Units and certain risk factors related to the Company and these securities, will be contained in prospectus supplements and available through the underwriters.

A copy of the prospectuses meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from either (i) Citigroup Corporate and Investment Banking, Attn: Prospectus Department, Brooklyn Army Terminal 140, 58th Street, 8th Floor, Brooklyn, New York 11220 or by calling (718) 765-6732; or (ii) Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad St., New York, NY 10004 or by faxing (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com.

The Company also announced, based on current loss reports and estimates, it expects that pre-tax net losses arising from Hurricane Wilma will be approximately $225 million. These losses are expected to be $90 million and $135 million from the Company’s insurance and reinsurance segments, respectively. After taking into account net reinstatement premiums and tax effects, the Company estimates net losses due to this catastrophe will be approximately $210 million and will adversely affect XL’s fourth quarter and full year results. These estimated losses are in line with what XL would expect for a storm of this nature and magnitude.

In addition, based on current loss reports and estimates, the Company also reaffirmed its overall loss estimates previously established for Hurricanes Katrina and Rita.

The Company’s loss estimates for Hurricanes Katrina, Rita and Wilma are based upon a review of contracts it believes are exposed to these events, loss reports received from brokers and cedants, industry loss models, and management’s best judgment. In particular, the Company expects that the loss adjustment processes for Hurricanes Katrina and Rita will be protracted due to the complexity and scale of these events. The Company’s loss estimates for these three hurricanes involve the exercise of considerable judgment and are accordingly subject to revision. Actual losses may differ materially from these estimates.

The Company also announced today that in January 2006, management intends to recommend to the Board of Directors of the Company a reduction in the quarterly dividend payable on the Company’s Class A Ordinary Shares to $0.38 per ordinary share.

Brian O’Hara, President and Chief Executive Officer of XL commented: “This action is being recommended as part of the Company's previously announced capital planning initiatives to maintain XL’s sound financial footing and to take full advantage of current property and casualty market conditions. Notwithstanding the proposed dividend reduction, we view XL’s dividend payout to be at or above our peer group.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2005, XL Capital Ltd had consolidated assets of approximately $54.9 billion and consolidated shareholders’ equity of approximately $7.0 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

# # #

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Ordinary Shares, Equity Security Units or any other securities, nor will there be any sale of the Ordinary Shares, Equity Security Units or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL’s claims relating to the hurricane and other natural catastrophe losses due to the preliminary nature of some of the reports and estimates of loss and damage to date; (b) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from

Winterthur Swiss Insurance Company (i) in connection with the independent actuarial process or (ii) under other contractual arrangements; (c) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (d) trends in rates for property and casualty insurance and reinsurance; (e) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (f) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (g) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.